Morgan Stanley First Quarter 2024 Earnings Results

Morgan Stanley Reports Net Revenues of $15.1 Billion, EPS of $2.02 and ROTCE of 19.7%

NEW YORK, April 16, 2024 – Morgan Stanley (NYSE: MS) today reported net revenues of $15.1 billion for the first quarter ended March 31, 2024 compared with $14.5 billion a year ago. Net income applicable to Morgan Stanley was $3.4 billion, or $2.02 per diluted share,1 compared with net income of $3.0 billion, or $1.70 per diluted share,1 for the same period a year ago.

Ted Pick, Chief Executive Officer, said, “In the first quarter of 2024 Morgan Stanley generated net revenues of $15 billion and earnings of $2.02 per share for a 20% return on tangible equity. As a result of strong net new asset growth, the Firm has reached $7 trillion of client assets across Wealth and Investment Management. Institutional Securities also saw strength across the markets and underwriting businesses. The Morgan Stanley Integrated Firm model is delivering durable results.”

Financial Summary[2,3]
Firm ($ millions, except per share data)	1Q 2024	1Q 2023
Net revenues	$15,136	$14,517
Provision for credit losses	$(6)	$234
Compensation expense	$6,696	$6,410
Non-compensation expenses	$4,051	$4,113
Pre-tax income[6]	$4,395	$3,760
Net income app. to MS	$3,412	$2,980
Expense efficiency ratio[8]	71%	72%
Earnings per diluted share[1]	$2.02	$1.70
Book value per share	$55.60	$55.13
Tangible book value per share[4]	$41.07	$40.68
Return on equity	14.5%	12.4%
Return on tangible common equity[4]	19.7%	16.9%
Institutional Securities
Net revenues	$7,016	$6,797
Investment Banking	$1,447	$1,247
Equity	$2,842	$2,729
Fixed Income	$2,485	$2,576
Wealth Management
Net revenues	$6,880	$6,559
Fee-based client assets ($ billions)[9]	$2,124	$1,769
Fee-based asset flows ($ billions)[10]	$26.2	$22.4
Net new assets ($ billions)[11]	$94.9	$109.6
Loans ($ billions)	$147.4	$143.7
Investment Management
Net revenues	$1,377	$1,289
AUM ($ billions)[12]	$1,505	$1,362
Long-term net flows ($ billions)[13]	$7.6	$(2.4)

Highlights
•The Firm reported net revenues of $15.1 billion and net income of $3.4 billion with contributions across each of our businesses.

•The Firm delivered strong ROTCE of 19.7%.2,4

•The Firm expense efficiency ratio was 71% demonstrating operating leverage in an improving market environment.3,8

•Standardized Common Equity Tier 1 capital ratio was 15.1%.17

•Institutional Securities net revenues of $7.0 billion reflect strong performance across the broad franchise, with particular strength in Equity as well as underwriting revenues, partially offset by lower results in Advisory.

•Wealth Management delivered a pre-tax margin of 26.3% for the quarter.7 Net revenues were $6.9 billion, on record asset management revenues driven by the positive market environment. Net new assets for the quarter were $95 billion.11

•Investment Management results reflect net revenues of $1.4 billion on higher average AUM of $1.5 trillion.12 The quarter included positive long-term net flows of $7.6 billion.13

Media Relations: Wesley McDade 212-761-2430 Investor Relations: Leslie Bazos 212-761-5352

First Quarter Results

Institutional Securities

Institutional Securities reported net revenues for the current quarter of $7.0 billion compared with $6.8 billion a year ago. Pre-tax income was $2.4 billion compared with $1.9 billion a year ago.6

Investment Banking revenues up 16% from a year ago:

•Advisory revenues decreased from a year ago on lower completed M&A transactions.

•Equity underwriting revenues increased significantly from a year ago reflecting higher revenues from IPOs and follow-ons.

•Fixed income underwriting revenues increased from a year ago primarily driven by higher bond issuances.

Equity net revenues up 4% from a year ago:

•Equity net revenues increased from a year ago reflecting solid results across business lines and regions, with notable strength in derivatives against a constructive market backdrop.

Fixed Income net revenues down 4% from a year ago:

•Fixed Income net revenues decreased from a year ago on lower client activity in macro and credit, partially offset by higher revenues in commodities.

Other:

•Other revenues for the quarter were relatively unchanged from a year ago. Results were primarily driven by revenues from corporate loans net of the impact of hedges and our Japanese securities joint venture.

Provision for credit losses:

•Provision for credit losses decreased on improvements in the macroeconomic outlook from a year ago.

($ millions)	1Q 2024	1Q 2023
Net Revenues	$7,016	$6,797

Investment Banking	$1,447	$1,247
Advisory	$461	$638
Equity underwriting	$430	$202
Fixed income underwriting	$556	$407

Equity	$2,842	$2,729
Fixed Income	$2,485	$2,576
Other	$242	$245

Provision for credit losses	$2	$189

Total Expenses	$4,663	$4,716
Compensation	$2,343	$2,365
Non-compensation	$2,320	$2,351

Total Expenses:

•Compensation expense was relatively unchanged from a year ago on lower expenses related to stock-based compensation and reduced headcount, offset by increased discretionary compensation on higher revenues.

•Non-compensation expenses were relatively unchanged from a year ago primarily driven by lower legal expenses, partially offset by higher transaction-related expenses and technology costs.

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Wealth Management

Wealth Management reported net revenues of $6.9 billion in the current quarter compared with $6.6 billion a year ago. Pre-tax income of $1.8 billion6 in the current quarter resulted in a pre-tax margin of 26.3%.7 Net new assets for the quarter were $95 billion of which a little more than half represented inflows from our family office offering.11

Net revenues up 5% from a year ago:

•Asset management revenues increased from a year ago reflecting higher asset levels and the cumulative impact of positive fee-based flows.

•Transactional revenues increased 9% excluding the impact of mark-to-market on investments associated with DCP.[5,15] The increase was driven by increased volumes in structured products commensurate with equity markets.

•Net interest income decreased from a year ago driven by changes in deposit mix, partially offset by the impact of interest rates.

Provision for credit losses:

•Provision for credit losses decreased on improvements in the macroeconomic outlook from a year ago.

Total Expenses:

•Compensation expense increased from a year ago on higher compensable revenues and higher expenses related to outstanding deferred compensation.

•Non-compensation expenses decreased from a year ago on lower legal, marketing and business development costs, partially offset by the incremental FDIC special assessment.[14]

($ millions)	1Q 2024	1Q 2023
Net Revenues	$6,880	$6,559
Asset management	$3,829	$3,382
Transactional[15]	$1,033	$921
Net interest	$1,856	$2,158
Other	$162	$98
Provision for credit losses	$(8)	$45
Total Expenses	$5,082	$4,802
Compensation	$3,788	$3,477
Non-compensation	$1,294	$1,325

Investment Management

Investment Management net revenues were $1.4 billion compared with $1.3 billion a year ago. Pre-tax income was $241 million compared with $166 million a year ago.6

Net revenues up 7% from a year ago:

•Asset management and related fees increased from a year ago on higher average AUM driven by higher market levels.

•Performance-based income and other revenues decreased from a year ago primarily due to reductions in accrued carried interest in our private funds, primarily in Asia.

Total Expenses:
•Non-compensation expenses increased from a year ago, primarily driven by higher distribution expenses on higher average AUM.
($ millions)	1Q 2024	1Q 2023
Net Revenues	$1,377	$1,289
Asset management and related fees	$1,346	$1,248
Performance-based income and other	$31	$41
Total Expenses	$1,136	$1,123
Compensation	$565	$568
Non-compensation	$571	$555

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Other Matters

•The Firm repurchased $1.0 billion of its outstanding common stock during the quarter as part of its Share Repurchase Program.

•The Board of Directors declared a $0.85 quarterly dividend per share, payable on May 15, 2024 to common shareholders of record on April 30, 2024.

•The effective tax rate for the current quarter was 21.2%, reflecting a lower benefit associated with employee share-based payments compared to a year ago.
	1Q 2024	1Q 2023
Common Stock Repurchases
Repurchases ($MM)	$1,000	$1,500
Number of Shares (MM)	12	16
Average Price	$86.79	$95.16
Period End Shares (MM)	1,627	1,670
Tax Rate	21.2%	19.3%
Capital[16]
Standardized Approach
CET1 capital[17]	15.1%	15.1%
Tier 1 capital[17]	17.0%	17.0%
Advanced Approach
CET1 capital[17]	15.3%	15.6%
Tier 1 capital[17]	17.2%	17.5%
Leverage-based capital
Tier 1 leverage[18]	6.7%	6.7%
SLR[19]	5.4%	5.5%

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Morgan Stanley (NYSE: MS) is a leading global financial services firm providing a wide range of investment banking, securities, wealth management and investment management services. With offices in 42 countries, the Firm’s employees serve clients worldwide including corporations, governments, institutions and individuals. For further information about Morgan Stanley, please visit www.morganstanley.com.

A financial summary follows. Financial, statistical and business-related information, as well as information regarding business and segment trends, is included in the financial supplement. Both the earnings release and the financial supplement are available online in the Investor Relations section at www.morganstanley.com.

NOTICE:

The information provided herein and in the financial supplement, including information provided on the Firm’s earnings conference calls, may include certain non-GAAP financial measures. The definition of such measures or reconciliation of such measures to the comparable U.S. GAAP figures are included in this earnings release and the financial supplement, both of which are available on www.morganstanley.com.

This earnings release may contain forward-looking statements, including the attainment of certain financial and other targets, objectives and goals. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations, assumptions, interpretations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the Firm, please see “Forward-Looking Statements” preceding Part I, Item 1, “Competition” and “Supervision and Regulation” in Part I, Item 1, “Risk Factors” in Part I, Item 1A, “Legal Proceedings” in Part I, Item 3, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 and “Quantitative and Qualitative Disclosures about Risk” in Part II, Item 7A in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2023 and other items throughout the Form 10-K, the Firm’s Quarterly Reports on Form 10-Q and the Firm’s Current Reports on Form 8-K, including any amendments thereto.

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1 Includes preferred dividends related to the calculation of earnings per share for the first quarter of 2024 and 2023 of approximately $146 million and $144 million, respectively.
2 The Firm prepares its Consolidated Financial Statements using accounting principles generally accepted in the United States (U.S. GAAP). From time to time, Morgan Stanley may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. The Securities and Exchange Commission defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude, or include amounts from the most directly comparable measure calculated and presented in accordance with U.S. GAAP. Non-GAAP financial measures disclosed by Morgan Stanley are provided as additional information to analysts, investors and other stakeholders in order to provide them with greater transparency about, or an alternative method for assessing our financial condition, operating results, or capital adequacy. These measures are not in accordance with, or a substitute for U.S. GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally define it or present the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable U.S. GAAP financial measure.
3 Our earnings releases, earnings conference calls, financial presentations and other communications may also include certain metrics which we believe to be useful to us, analysts, investors, and other stakeholders by providing further transparency about, or an additional means of assessing, our financial condition and operating results.
4 Tangible common equity is a non-GAAP financial measure that the Firm considers useful for analysts, investors and other stakeholders to allow comparability of period-to-period operating performance and capital adequacy. Tangible common equity represents common equity less goodwill and intangible assets net of allowable mortgage servicing rights deduction. The calculation of return on average tangible common equity, also a non-GAAP financial measure, represents full year or annualized net income applicable to Morgan Stanley less preferred dividends as a percentage of average tangible common equity. The calculation of tangible book value per common share, also a non-GAAP financial measure, represents tangible common shareholder’s equity divided by common shares outstanding.
5 “DCP” refers to certain employee deferred cash-based compensation programs. Please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Other Matters – Deferred Cash-Based Compensation” in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2023.
6 Pre-tax income represents income before provision for income taxes.
7 Pre-tax margin represents income before provision for income taxes divided by net revenues.
8 The expense efficiency ratio represents total non-interest expenses as a percentage of net revenues.
9 Wealth Management fee-based client assets represent the amount of assets in client accounts where the basis of payment for services is a fee calculated on those assets.
10 Wealth Management fee-based asset flows include net new fee-based assets (including asset acquisitions), net account transfers, dividends, interest, and client fees, and exclude institutional cash management related activity.
11 Wealth Management net new assets represent client asset inflows, inclusive of interest, dividends and asset acquisitions, less client asset outflows, and exclude the impact of business combinations/divestitures and the impact of fees and commissions.
12 AUM is defined as assets under management or supervision.
13 Long-term net flows include the Equity, Fixed Income and Alternative and Solutions asset classes and excludes the Liquidity and Overlay Services asset class.
14 Following the failures of certain banks and resulting losses to the FDIC’s Deposit Insurance Fund in the first half of 2023, the FDIC adopted a final rule on November, 16 2023 to implement a special assessment to recover the cost associated with protecting uninsured depositors. We recorded the cost of the special assessment of $286 million in the fourth quarter of 2023. We recorded an additional estimated cost of $42 million during the current quarter based on the February notification received from the FDIC which contained revised estimated losses as well as the estimated recoveries from its receivership residual interest from those bank failures.
15 Transactional revenues include investment banking, trading, and commissions and fee revenues.
16 Capital ratios are estimates as of the press release date, April 16, 2024.

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17 CET1 capital is defined as Common Equity Tier 1 capital. The Firm’s risk-based capital ratios are computed under each of the (i) standardized approaches for calculating credit risk and market risk risk‐weighted assets (RWAs) (the “Standardized Approach”) and (ii) applicable advanced approaches for calculating credit risk, market risk and operational risk RWAs (the “Advanced Approach”). For information on the calculation of regulatory capital and ratios, and associated regulatory requirements, please refer to "Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Regulatory Requirements" in the Firm’s Annual Report on Form 10-K for the year ended December 31, 2023.
18 The Tier 1 leverage ratio is a leverage-based capital requirement that measures the Firm’s leverage. Tier 1 leverage ratio utilizes Tier 1 capital as the numerator and average adjusted assets as the denominator.
19 The Firm’s supplementary leverage ratio (SLR) utilizes a Tier 1 capital numerator of approximately $79.1 billion and $77.9 billion, and supplementary leverage exposure denominator of approximately $1.46 trillion and $1.42 trillion, for the first quarter of 2024 and 2023, respectively.

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Consolidated Income Statement Information
(unaudited, dollars in millions)
	Quarter Ended			Percentage Change From:
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Dec 31, 2023	Mar 31, 2023

Revenues:
Investment banking	$1,589	$1,415	$1,330	12%	19%
Trading	4,852	3,305	4,477	47%	8%
Investments	137	189	145	(28%)	(6%)
Commissions and fees	1,227	1,110	1,239	11%	(1%)
Asset management	5,269	5,041	4,728	5%	11%
Other	266	(61)	252	*	6%
Total non-interest revenues	13,340	10,999	12,171	21%	10%
Interest income	12,930	12,830	9,980	1%	30%
Interest expense	11,134	10,933	7,634	2%	46%
Net interest	1,796	1,897	2,346	(5%)	(23%)
Net revenues	15,136	12,896	14,517	17%	4%
Provision for credit losses	(6)	3	234	*	*
Non-interest expenses:
Compensation and benefits	6,696	5,951	6,410	13%	4%
Non-compensation expenses:
Brokerage, clearing and exchange fees	921	865	881	6%	5%
Information processing and communications	976	987	915	(1%)	7%
Professional services	639	822	710	(22%)	(10%)
Occupancy and equipment	441	528	440	(16%)	—%
Marketing and business development	217	224	247	(3%)	(12%)
Other	857	1,420	920	(40%)	(7%)
Total non-compensation expenses	4,051	4,846	4,113	(16%)	(2%)
Total non-interest expenses	10,747	10,797	10,523	—%	2%
Income before provision for income taxes	4,395	2,096	3,760	110%	17%
Provision for income taxes	933	555	727	68%	28%
Net income	$3,462	$1,541	$3,033	125%	14%
Net income applicable to nonredeemable noncontrolling interests	50	24	53	108%	(6%)
Net income applicable to Morgan Stanley	3,412	1,517	2,980	125%	14%
Preferred stock dividend	146	134	144	9%	1%
Earnings applicable to Morgan Stanley common shareholders	$3,266	$1,383	$2,836	136%	15%

Notes:
–In the first quarter of 2024, the Firm implemented certain presentation changes that impacted interest income and interest expense but had no effect on net interest income. These changes were made to align the accounting treatment between the balance sheet and the related interest income or expense, primarily by offsetting interest income and expense for certain prime brokerage-related customer receivables and payables that are currently accounted for as a single unit of account on the balance sheet. The current and previous presentation of these interest income and interest expense amounts are acceptable and the change does not represent a change in accounting principle. These changes were applied retrospectively to the income statement in 2023 and accordingly, prior period amounts were adjusted to conform with the current presentation.
–Firm net revenues excluding mark-to-market gains and losses on deferred cash-based compensation plans (DCP) were: 1Q24: $14,949 million, 4Q23: $12,527 million, 1Q23: $14,364 million.
–Firm compensation expenses excluding DCP were: 1Q24: $6,447 million, 4Q23: $5,597 million, 1Q23: $6,217 million.
–The End Notes are an integral part of this presentation. Refer to pages 12 - 17 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.
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Consolidated Financial Metrics, Ratios and Statistical Data
(unaudited)
	Quarter Ended			Percentage Change From:
	Mar 31, 2024	Dec 31, 2023	Mar 31, 2023	Dec 31, 2023	Mar 31, 2023

Financial Metrics:

Earnings per basic share	$2.04	$0.86	$1.72	137%	19%
Earnings per diluted share	$2.02	$0.85	$1.70	138%	19%

Return on average common equity	14.5%	6.2%	12.4%
Return on average tangible common equity	19.7%	8.4%	16.9%

Book value per common share	$55.60	$55.50	$55.13
Tangible book value per common share	$41.07	$40.89	$40.68

Financial Ratios:

Pre-tax profit margin	29%	16%	26%
Compensation and benefits as a % of net revenues	44%	46%	44%
Non-compensation expenses as a % of net revenues	27%	38%	28%
Firm expense efficiency ratio	71%	84%	72%
Effective tax rate	21.2%	26.5%	19.3%

Statistical Data:

Period end common shares outstanding (millions)	1,627	1,627	1,670	—%	(3%)
Average common shares outstanding (millions)
Basic	1,601	1,606	1,645	—%	(3%)
Diluted	1,616	1,627	1,663	(1%)	(3%)
Worldwide employees	79,610	80,006	82,266	—%	(3%)

The End Notes are an integral part of this presentation. Refer to pages 12 - 17 of the Financial Supplement for Definition of U.S. GAAP to Non-GAAP Measures, Definitions of Performance Metrics and Terms, Supplemental Quantitative Details and Calculations, and Legal Notice.
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